Exhibit 99.1

FOR IMMEDIATE RELEASE

Genoptix Contacts:
Marcy Graham	Joleen Schultz
Sr. Director, Investor Relations	Principal
Genoptix, Inc.	Mentus
760-930-7150	858-455-5500 ext 215
investorrelations@genoptix.com	jschultz@mentus.com

GENOPTIX REPORTS STRONG FINANCIAL RESULTS FOR THE THIRD QUARTER AND

RAISES GUIDANCE FOR FULL-YEAR 2008

Company Reports Seventeenth Consecutive Quarter Of Growth In Revenues

CARLSBAD, Calif. – November 6, 2008 - Genoptix, Inc. (NASDAQ: GXDX), a specialized laboratory services provider, today reported revenues of $32.1 million for the third quarter of 2008, which includes a $2.5 million benefit from changes in accounting estimates relating to prior periods.  This compares to revenues of $16.2 million for the same period in 2007, including $612 thousand from changes in prior period estimates.   For the first nine months of 2008, revenues were $82.2 million, up from $40.8 million for the respective period in 2007.

“We are proud of our continuing success as we delivered another quarter of robust performance, achieving increases of 98% in revenues over the third quarter of 2007 and 102% over the first nine months of last year,” said Tina S. Nova, Ph.D., President and CEO of Genoptix.  “This growth is driven by our commitment to providing high quality diagnostic services to a greater number of customers nationwide.  Our expanded sales efforts have once again resulted in our diagnosing a greater number of cases, which increased to nearly 9,900 since the beginning of July, our seventeenth consecutive quarter of solid growth in revenues and the number of patients served.”

The Company also reported GAAP net income of $15.4 million for the third quarter ended September 30, 2008 and $26.0 million for the first nine months of 2008, compared to GAAP net income of $3.6 million and $8.7 million for the three and nine months ended September 30, 2007.  Diluted earnings per share, or EPS, for the third quarter of 2008 was $0.87 based on 17.8 million weighted average common shares outstanding, including a $0.35 net benefit resulting primarily from the Company’s recognition of deferred tax assets as it transitions to a fully taxed rate.  Diluted EPS was $1.48 for the first nine months of the year, including a $0.33 net benefit resulting primarily from the one-time recognition of deferred tax assets, based on 17.6 million weighted average common shares outstanding.

The Company completed its IPO on November 2, 2007.  On a pro forma basis, assuming conversion of all outstanding preferred stock, diluted EPS for the three and nine months ended September 30, 2007 would have been $0.28 and $0.68, respectively (see “Pro Forma Net Income Per Share” table below).

Gross profit for the third quarter of 2008 was $19.8 million, up from $9.7 million for the third quarter of 2007, or 62% as compared to 60%, respectively.  The benefit from changes in accounting estimates added approximately 3% to the gross margin for the third quarter.  For the first nine months of 2008, gross profits totaled $49.5 million, compared to $24.2 million for the same period in 2007, with gross profit of approximately 60% for the first nine months of 2008, consistent with the prior year period.

Operating expenses for the third quarter of 2008 increased to $11.2 million from $6.0 million for the third quarter of 2007, and to $31.6 million for the first nine months of 2008 from $15.3 million during the same period in 2007. These expenses were higher primarily due to investment in additional personnel to support revenue growth, stock-based compensation expense and the increased costs associated with operating as a public company.  Operating income for the third quarter of 2008 was $8.6 million, compared to $3.7 million during the same period in 2007. Operating income was $17.9 million for the first nine months of 2008, up from $8.9 million for the first nine months of 2007.

As of September 30, 2008, the Company’s total cash and investments were $101.3 million, of which $4.1 million was classified as long-term.  For the nine months ended September 30, 2008, cash generated from operations was $23.4 million, while purchases of capital equipment for the same period totaled $7.0 million.  The quarter ended with bad debt expense at 3% of total revenues and average days sales outstanding of 53 days.

“Our recent facilities expansion, coupled with recruiting and hiring efforts, is expected to nearly double our capacity to manage the increasing number of patient cases, supporting our continued growth for the foreseeable future,” said Sam Riccitelli, Genoptix EVP and COO. “We have added eight new sales representatives during the quarter, bringing the total number to 52 and nearing our goal for the year.  We also welcomed six additional hematopathologists to our Cartesian medical group.  This brings our group to a total count of 25 on-site professionals to service our more than 950 currently ordering physicians nationwide, as we continue to effectively pace our expansion relative to our growing customer base.”

Performance Outlook

Based on results over the past nine months, Genoptix is adjusting its performance outlook upward for the full-year 2008.  The Company now expects revenues of approximately $112 million, up from the most recent guidance of between $105 and $108 million.

Net income expectations for the year are now approximately $29 million, which includes the $5.8 million net tax benefit recognized in the first nine months of the year and assumes a tax rate of approximately 45% in the fourth quarter of 2008.  This guidance also incorporates an estimated $7 million in non-cash stock-based compensation for 2008.

The Company now expects diluted GAAP EPS for the full year 2008 to be between $1.60 and $1.65 on an estimated 17.7 million shares. This includes $0.33 per share of net tax benefit recognized in the first nine months of the year.

Based on continued infrastructure expansion and implementation of its strategic plan, the Company continues to project capital expenditures of approximately $11.0 million for the full-year 2008.

For 2009, the Company expects revenues of approximately $165 million and a tax rate of approximately 45%.

Conference Call Information

A conference call will take place on Thursday, November 6, 2008, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), hosted by President and CEO, Tina S. Nova, Ph.D., and other members of senior management. To access the live conference call via phone, dial 800-561-2693 in the U.S. or Canada and 617-614-3523 for international callers.  Please specify to the operator that you would like to join the “Genoptix Third Quarter 2008 Earnings Conference Call.” The participant code for the call is 61140638. If you are unable to listen to the live webcast, a replay of the call will be available through Thursday, November 13, 2008.  Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 internationally and entering the reservation number 60056810.

The conference call will also be webcast live under the investor relations section of the Genoptix website at www.genoptix.com. Please connect to the Genoptix website several minutes prior to the start of the webcast to ensure adequate time for any software download that may be necessary. If you are unable to listen to the live webcast, a replay will be available through Friday, December 5, 2008, on the Genoptix website at www.genoptix.com.

About Genoptix, Inc.

Genoptix is a specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to community-based hematologists and oncologists. Genoptix is headquartered in Carlsbad, California.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with generally accepted accounting principles (GAAP), this release contains non-GAAP financial measures. The non-GAAP diluted EPS information for the three and nine months ended September 30, 2007 assumes the conversion of all outstanding preferred stock at the beginning of the period.  The Company believes that the non-GAAP financial measures included in this release provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. The Company further believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods, and uses these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP that are also included in this release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the Company’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the value of the Company’s services, the success of the Company’s business model, improving case volumes, increasing revenues, customer adoption and growth, the Company’s capacity to manage and support future growth and ability to expand its business and consistently provide specialized, personalized and comprehensive diagnostic services, the Company’s growth prospects, estimated effective tax rates and the Company’s financial guidance for 2008 and 2009. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause the Company’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from the results predicted include, without limitation, commercial and governmental reimbursement decisions, compliance and regulatory risks, financial risks, the Company’s ability to hire personnel and manage its growth and the competitive landscape within our industry.  These and other risks and uncertainties are detailed in the Company’s Annual Report on Form 10-K for the full-year period ended December 31, 2007, most recent Quarterly Report on Form 10-Q and subsequent filings with the United States Securities and Exchange Commission.  Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

[Financial tables follow]

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$32,087	$16,171	$82,210	$40,770
Cost of revenues	12,282	6,513	32,663	16,543
Gross profit	19,805	9,658	49,547	24,227
Operating expenses:
Sales and marketing	5,098	3,127	14,529	7,869
General and administrative	5,786	2,732	16,091	6,997
Research and development	333	143	1,003	463
Total operating expenses	11,217	6,002	31,623	15,329
Income from operations	8,588	3,656	17,924	8,898
Interest income	671	118	2,279	245
Interest expense	(5)	(72)	(5)	(231)
Other (loss) income	(16)	(1)	28	41
Income before income taxes	9,238	3,701	20,226	8,953
Income tax (benefit) expense	(6,190)	114	(5,780)	274
Net income	$15,428	$3,587	$26,006	$8,679

Net income per share: (1)(2)
Basic	$0.93	$0.43	$1.59	$0.82
Diluted	$0.87	$0.06	$1.48	$0.10

Shares used to compute net income per share: (1)(2)
Basic	16,535	239	16,336	191
Diluted	17,754	1,674	17,616	1,635

(1)          As a result of the conversion of the Company’s preferred stock into 11,032 shares of common stock upon completion of the Company’s initial public offering in November 2007, there is a lack of comparability in the basic and diluted net income per share amounts for the periods presented above.

(2)          For the three and nine months ended September 30, 2007, the Company had net income of $3,587 and $8,679, respectively, of which $3,485 and $8,522, respectively, was allocated to preferred stockholders for purposes of calculating net income per share pursuant to the terms of the preferred stock, resulting in $102 and $157, respectively, of net income allocable to common stockholders.

GENOPTIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,809	$50,624
Short-term securities	75,321	34,836
Accounts receivable, net of allowance for doubtful accounts	16,362	9,013
Deferred tax asset	6,380	—
Other current assets	1,280	1,409
Total current assets	121,152	95,882
Property and equipment, net	9,555	1,950
Long-term securities	3,775	—
Deferred tax asset	3,668	—
Restricted cash	360	—
Other long-term assets	179	—
Total assets	$138,689	$97,832

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,561	$4,238
Accrued compensation	4,939	2,496
Income tax payable	2,853	74
Deferred revenues	58	95
Deferred rent	248	—
Total current liabilities	15,659	6,903
Deferred rent, net of current portion	1,510	324

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	17	16
Additional paid-in capital	138,253	132,532
Accumulated other comprehensive (loss) income	(760)	53
Accumulated deficit	(15,990)	(41,996)
Total stockholders’ equity	121,520	90,605
Total liabilities and stockholders’ equity	$138,689	$97,832

GENOPTIX, INC.

PRO FORMA NET INCOME PER SHARE (1)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	Pro Forma 2007	2008	Pro Forma 2007
	(in thousands, except per share data)
Numerator:
Pro forma net income allocable to common stockholders	$15,428	$3,587	$26,006	$8,679

Denominator:
Weighted average shares of common stock outstanding	16,568	318	16,379	249
Weighted average unvested shares of common stock subject to repurchase	(33)	(79)	(43)	(58)
Adjustments to reflect the weighted average effect of the assumed conversion of convertible preferred stock	—	11,032	—	11,032
Pro forma weighted average shares of common stock outstanding - basic	16,535	11,271	16,336	11,223
Dilutive effect of common equivalent shares	1,219	1,501	1,280	1,505
Pro forma weighted average shares of common stock outstanding - diluted	17,754	12,772	17,616	12,728

Pro forma net income per share:
Basic	$0.93	$0.32	$1.59	$0.77
Diluted	$0.87	$0.28	$1.48	$0.68

(1)          As a result of the conversion of the Company’s preferred stock into 11,032 shares of common stock upon completion of the Company’s initial public offering in November 2007, there is a lack of comparability in the basic and diluted net income per share amounts for the periods presented above.

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